Exhibit 99.1

Sunnova Reports First Quarter 2020 Financial Results; Reaffirms 2020 Guidance; Solidifies Strong Capital Position

First Quarter 2020 Highlights

•	Added approximately 6,800 customers in the first quarter of 2020, bringing total customer count to 85,400 as of March 31, 2020;

•	Increased storage attachment rate on origination to 30% in the first quarter of 2020;

•	Closed a private placement of convertible debt for up to $190 million and an additional privately negotiated exchange of $55 million of our existing convertible debt for an equal principal amount; and

•	Reaffirmed full-year 2020 guidance despite recent public health and economic challenges.

HOUSTON, May 14, 2020 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the quarter ended March 31, 2020.

"As a leading residential solar and storage provider in the United States, Sunnova has a deep commitment to providing best-in-class energy service to our customers, in good times and in bad. As the world learns how to navigate the many challenges brought on by the COVID-19 pandemic, we realize that the work we do has become more essential than ever before," said William J. (John) Berger, Chief Executive Officer of Sunnova. "Despite these challenges, as a designated essential service provider, we responded quickly and decisively in the early days of COVID-19 to ensure not only the health and safety of our customers, dealers, and employees, but to also ensure our customers continued to receive the highest level of service. In addition, we have made every effort to position the company with ample liquidity by cutting costs and closing on several key financing transactions, includes additional tax equity, amendments to expand our warehouse facilities for third party operated assets, and up to $190 million of convertible debt. This capital will provide the liquidity Sunnova needs to continue our strong growth and to be fully prepared for any future market disruptions as a result of this crisis.

Thanks to the steps we have taken to minimize the operational and financial impact of COVID-19 on the business, coupled with our disciplined approach, flexible business model, strong first quarter 2020 results, and the ability of our dealers to quickly pivot to new virtual online sales practices, we are pleased to be able to reaffirm our 2020 guidance."

Mr. Berger added, "With millions of Americans now working from home, and economic hardship beginning to grip the country, consumers are now focused more than ever on ensuring the power they consume is clean, affordable, and resilient so they can power their homes even when the electric grid fails them. This new reality has led to consumers seeking out greener, more economic, and more reliable sources of power, which we are able to provide with our Sunnova SunSafeTM solar + storage product.

During these difficult times, Sunnova has remained focused on delivering energy independence to its customers. Due to the hard work of our employees and our dealers, we are confident we will emerge from this crisis stronger than ever."

First Quarter 2020 Results

Revenue increased to $29.8 million, or by $3.1 million, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This increase in revenues is primarily a result of an increase in the number of customers served.

Total operating expense, net increased to $44.1 million, or by $12.9 million, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This increase is the result of an increase in the number of customers served, greater depreciation expense, and higher period-over-period general and administrative expenses due to the hiring of personnel to support growth.

Adjusted Operating Expense increased to $23.6 million, or by $5.0 million, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. This increase is the result of an increase in the number of customers served and higher period-over-period general and administrative expenses due to the hiring of personnel to support growth.

Sunnova incurred a net loss of $77.0 million for the three months ended March 31, 2020 compared to a net loss of $35.5 million for the three months ended March 31, 2019. This larger net loss was driven by the factors described above as well as higher net interest expense, including higher realized net losses on interest rate swaps.

Adjusted EBITDA was $6.2 million for the three months ended March 31, 2020 compared to $8.1 million for the three months ended March 31, 2019, a decrease of $1.9 million. Customer principal (net of amounts recorded in revenue) and interest payments received from solar loans increased to $6.4 million and $4.4 million, respectively, for the three months ended March 31, 2020, or by $2.9 million and $2.0 million, respectively, compared to the three months ended March 31, 2019. The overall increase in this activity was driven by customer growth increasing at a faster rate than expenses.

Net cash used in operating activities was $58.1 million for the three months ended March 31, 2020 compared to $24.4 million for the three months ended March 31, 2019. This change was primarily due to an increase in payments to dealers for exclusivity and other bonus arrangements with net outflows of $5.3 million in 2020 compared to $2.0 million in 2019. This increase in net cash used in operations is also due to net outflows of $39.9 million in 2020 compared to net outflows of $7.9 million in 2019 based on (a) our net loss of $77.0 million in 2020 excluding non-cash operating items of $37.1 million and (b) our net loss of $35.5 million in 2019 excluding non-cash operating items of $27.6 million. These net differences between the two periods results in a net change in operating cash flow of $32.0 million in 2020 compared to 2019 primarily driven by an increase in realized loss on interest rate swaps of $28.3 million due to the termination of certain debt facilities in 2020.

Adjusted Operating Cash Flow was $(20.1) million in the three months ended March 31, 2020 compared to $(15.9) million for the three months ended March 31, 2019. This decrease in Adjusted Operating Cash Flow was primarily due to changes in our working capital and higher interest expense.

Liquidity & Capital Resources

As of March 31, 2020, Sunnova had total cash of $169.2 million, including restricted and unrestricted cash.

On May 13, 2020, Sunnova entered into a new $130 million senior unsecured convertible note facility (the "Facility") to issue and sell $130.0 million aggregate principal amount of 9.75% convertible senior notes due 2025 (the "new notes") in a private placement. The Facility includes a 30-day option in which the investors may purchase up to $60 million in additional notes. The notes are convertible at the option of the investors at an initial conversion rate equivalent to $13.50 per share of common stock. The company may convert the notes under certain circumstances on or after May 14, 2023. The investors included affiliates of Kayne Anderson Capital Advisors, L.P., who acted as lead investor, as well as Liberty Mutual Group, Newlight Partners LP, and Magnetar Capital. BofA Securities, Inc. acted as sole capital markets advisor on the transaction.

The Company also announced that it entered into privately negotiated exchanges (the “Exchanges”) with a small number of institutional investors in its 7.75% convertible senior notes due 2027 (the “existing notes") whereby such investors exchanged all $55.0 million aggregate principal amount of existing notes for an equal principal amount of the new notes. The Facility and the Exchanges are expected to close on or about May 14, 2020, subject to customary closing conditions.

The Company offered and sold the new notes to the investors in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, in reliance upon the safe harbor provided by Rule 506(c) of Regulation D promulgated thereunder.

The new notes have not been registered under the Securities Act, or any state securities law and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Billing and Collections

To date, Sunnova customer payment behavior has not materially changed since the onset of COVID-19. The percentage of Sunnova customer payables collected in April was 99.5% of the preceding twelve-month average. Customer payments for the month of May have not fully settled through the commercial bank processing network, but management is encouraged by intra-month cycle draft results and other leading customer payment indicators.

2020 Guidance

While the full impact of COVID-19 is still unknown, Sunnova’s business model, strong first quarter in-service achievements, the large backlog of systems that are mechanically completed and awaiting permission to operate from the local authorities having jurisdiction, current pace of origination and placement of solar energy systems in-service, and the proactive measures that the company has taken to respond to changing conditions, has allowed management to reaffirm full-year 2020 guidance of:

•	Customer additions of 28,000 - 30,000;

•	Adjusted EBITDA of $58 million - $62 million;

•	Customer principal payments received from solar loans, net of amounts recorded in revenue of $32 million - $36 million;

•	Customer interest payments received from solar loans of $17 million - $21 million; and

•	Adjusted Operating Cash Flow of $10 million - $20 million

“We have a high level of confidence in achieving our 2020 financial targets as our business model continues to provide excellent visibility into future cash flows,” added Mr. Berger. “This visibility is reflected in the fact 91% of the mid-point of our 2020 targeted revenue and principal and interest from solar loans is locked in through existing customers as of May 1, 2020.

Critical to our ability to reaffirm our 2020 guidance is the fact that our dealers continued to work closely with their respective authorities having jurisdiction to place customers in-service through electronic and digital actions, which allowed us to meet our April in-service goal,” Mr. Berger continued. “Additionally, sales volumes increased throughout the month of April and into May as our dealers began to recover from the slowdown they experienced in March as they transitioned to zero-contact sales practices.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow as a liquidity measure and believe Adjusted Operating Cash Flow is a supplemental financial measure useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. However, Adjusted Operating Cash Flow has limitations as an analytical tool because it does not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

First Quarter 2020 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its first quarter 2020 results at

8:30 a.m. Eastern Time, on May 15, 2020. The conference call can be accessed live over the phone by dialing 866-211-4135, or for international callers, 647-689-6729. A replay will be available two hours after the call and can be accessed by dialing 800-585-8367, or for international callers, 416-621-4642. The conference ID for the live call and the replay is 3492226. The replay will be available until May 22, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our service levels, our liquidity and position and its ability to support our growth, our level of growth, our ability to handle market disruptions related to the COVID crisis, the ability of our dealers to quickly pivot to new virtual sales practices, the ability to achieve our 2020 operational and financial targets, and references to future rate of customer additions, Adjusted EBITDA, customer P&I payments from solar loans and adjusted operating cash flows. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2019. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterruptedTM.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of March 31, 2020	As of December 31, 2019
Assets
Current assets:
Cash	$73,436	$83,485
Accounts receivable—trade, net	10,039	10,672
Accounts receivable—other	9,264	6,147
Other current assets, net of allowance of $567 and $112 as of March 31, 2020 and December 31, 2019, respectively	187,217	174,016
Total current assets	279,956	274,320

Property and equipment, net	1,884,576	1,745,060
Customer notes receivable, net of allowance of $11,569 and $979 as of March 31, 2020 and December 31, 2019, respectively	338,514	297,975
Other assets	179,134	169,712
Total assets (1)	$2,682,180	$2,487,067

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$59,657	$36,190
Accrued expenses	15,158	39,544
Current portion of long-term debt	100,716	97,464
Other current liabilities	15,324	21,804
Total current liabilities	190,855	195,002

Long-term debt, net	1,511,555	1,346,419
Other long-term liabilities	145,323	127,406
Total liabilities (1)	1,847,733	1,668,827

Redeemable noncontrolling interests	242,427	172,305

Stockholders' equity:
Common stock, 84,026,290 and 83,980,885 shares issued as of March 31, 2020 and December 31, 2019, respectively, at $0.0001 par value	8	8
Additional paid-in capital—common stock	1,010,655	1,007,751
Accumulated deficit	(418,643)	(361,824)
Total stockholders' equity	592,020	645,935
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$2,682,180	$2,487,067

(1) The consolidated assets as of March 31, 2020 and December 31, 2019 include $1,038,771 and $790,211, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $7,641 and $7,347 as of March 31, 2020 and December 31, 2019, respectively; accounts receivable—trade, net of $1,989 and $1,460 as of March 31, 2020 and December 31, 2019, respectively; accounts receivable—other of $42 and $4 as of March 31, 2020 and December 31, 2019, respectively; other current assets of $127,631 and $47,606 as of March 31, 2020 and December 31, 2019, respectively; property and equipment, net of $893,123 and $726,415 as of March 31, 2020 and December 31, 2019, respectively; and other assets of $8,345 and $7,379 as of March 31, 2020 and December 31, 2019, respectively. The consolidated liabilities as of March 31, 2020 and December 31, 2019 include $16,046 and $13,440, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $1,972 and $1,926 as of March 31, 2020 and December 31, 2019, respectively; accrued expenses of $111 and $35 as of March 31, 2020 and December 31, 2019, respectively; other current liabilities of $1,137 and $612 as of March 31, 2020 and December 31, 2019, respectively; and other long-term liabilities of $12,826 and $10,867 as of March 31, 2020 and December 31, 2019, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$29,829	$26,715

Operating expense:
Cost of revenue—depreciation	12,986	9,653
Cost of revenue—other	1,043	652
Operations and maintenance	2,219	2,254
General and administrative	27,893	18,681
Other operating income	(6)	(18)
Total operating expense, net	44,135	31,222

Operating loss	(14,306)	(4,507)

Interest expense, net	67,318	31,661
Interest expense, net—affiliates	—	1,822
Interest income	(4,620)	(2,494)
Loss before income tax	(77,004)	(35,496)

Income tax	—	—
Net loss	(77,004)	(35,496)
Net income (loss) attributable to redeemable noncontrolling interests	(5,929)	3,018
Net loss attributable to stockholders	(71,075)	(38,514)
Dividends earned on Series A convertible preferred stock	—	(9,511)
Dividends earned on Series C convertible preferred stock	—	(2,692)
Net loss attributable to common stockholders—basic and diluted	$(71,075)	$(50,717)

Net loss per share attributable to common stockholders—basic and diluted	$(0.85)	$(5.87)
Weighted average common shares outstanding—basic and diluted	84,001,151	8,635,527

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(77,004)	$(35,496)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	14,946	11,012
Impairment and loss on disposals, net	331	364
Amortization of deferred financing costs	3,494	6,324
Amortization of debt discount	4,663	472
Non-cash effect of equity-based compensation plans	2,690	281
Non-cash payment-in-kind interest on loan—affiliates	—	1,158
Unrealized loss on derivatives	7,596	7,032
Other non-cash items	3,424	1,000
Changes in components of operating assets and liabilities:
Accounts receivable	(2,755)	(1,167)
Other current assets	4,124	(8,961)
Other assets	(8,682)	(3,979)
Accounts payable	13,768	6,771
Accrued expenses	(17,227)	(4,455)
Other current liabilities	(6,446)	(2,206)
Other long-term liabilities	(1,034)	(2,580)
Net cash used in operating activities	(58,112)	(24,430)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(141,231)	(68,902)
Payments for investments and customer notes receivable	(50,448)	(27,732)
Proceeds from customer notes receivable	6,940	3,757
State utility rebates and tax credits	135	111
Other, net	289	86
Net cash used in investing activities	(184,315)	(92,680)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	583,681	227,930
Payments of long-term debt	(408,695)	(123,858)
Payments on notes payable	(2,398)	—
Payments of deferred financing costs	(10,619)	(5,281)
Payments of debt discounts	(229)	(525)
Proceeds from issuance of common stock, net	(41)	6
Proceeds from issuance of convertible preferred stock, net	—	(2,253)
Contributions from redeemable noncontrolling interests	102,342	18,030
Distributions to redeemable noncontrolling interests	(1,373)	(3,652)
Payments of costs related to redeemable noncontrolling interests	(1,295)	(1,035)
Other, net	(1)	(11)
Net cash provided by financing activities	261,372	109,351
Net increase (decrease) in cash and restricted cash	18,945	(7,759)
Cash and restricted cash at beginning of period	150,291	87,046
Cash and restricted cash at end of period	169,236	79,287
Restricted cash included in other current assets	(30,502)	(430)
Restricted cash included in other assets	(65,298)	(34,999)
Cash at end of period	$73,436	$43,858

Key Financial and Operational Metrics

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(77,004)	$(35,496)
Interest expense, net	67,318	31,661
Interest expense, net—affiliates	—	1,822
Interest income	(4,620)	(2,494)
Depreciation expense	14,946	11,012
Amortization expense	9	5
EBITDA	649	6,510
Non-cash compensation expense (1)	2,690	387
ARO accretion expense	489	313
Financing deal costs	116	119
Natural disaster losses and related charges, net	31	—
IPO costs	—	739
Amortization of payments to dealers for exclusivity and other bonus arrangements	351	—
Provision for current expected credit losses	1,864	—
Adjusted EBITDA	$6,190	$8,068

(1)
Amount includes non-cash effect of equity-based compensation plans of $2.7 million and $0.3 million for the three months ended March 31, 2020 and 2019, respectively, and partial forgiveness of a loan to an executive officer used to purchase our capital stock of $0.1 million for the three months ended March 31, 2019.

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Interest income from customer notes receivable	$4,372	$2,328
Principal proceeds from customer notes receivable, net of related revenue	$6,378	$3,429

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(58,112)	$(24,430)
Principal proceeds from customer notes receivable	6,940	3,757
Financed insurance payments	(2,398)	—
Derivative breakage fees from financing structure changes	31,122	3,428
Distributions to redeemable noncontrolling interests	(1,373)	(3,652)
Payments to dealers for exclusivity and other bonus arrangements	5,344	2,000
Net inventory and prepaid inventory (sales) purchases	(1,593)	2,967
Adjusted Operating Cash Flow	$(20,070)	$(15,930)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per customer data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$44,135	$31,222
Depreciation expense	(14,946)	(11,012)
Amortization expense	(9)	(5)
Non-cash compensation expense	(2,690)	(387)
ARO accretion expense	(489)	(313)
Financing deal costs	(116)	(119)
Natural disaster losses and related charges, net	(31)	—
IPO costs	—	(739)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(351)	—
Provision for current expected credit losses	(1,864)	—
Adjusted Operating Expense	$23,639	$18,647
Adjusted Operating Expense per weighted average customer	$289	$301

	As of March 31, 2020	As of December 31, 2019
Number of customers	85,400	78,600

	Three Months Ended March 31,
	2020	2019
Weighted average number of customers (excluding loan agreements)	70,100	55,300
Weighted average number of customers with loan agreements	11,800	6,700
Weighted average number of customers	81,900	62,000

	As of March 31, 2020	As of December 31, 2019
	(in millions, except per customer data)
Estimated gross contracted customer value	$2,035	$1,879
Estimated gross contracted customer value per customer	$23,832	$23,906

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include each customer that is party to an in-service solar service agreement. For our leases, PPAs and loan agreements, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. For our Sunnova Protect services, in-service means the customer’s solar energy system must have met the requirements to have the service activated. We do not include in our number of customers any customer under a lease, PPA or loan agreement that has reached mechanical completion but has not received permission to operate from the local utility or for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer of our Sunnova Protect services that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Customers. We calculate the weighted average number of customers based on the number of months a given customer is in-service during a given measurement period. The weighted average customer count reflects the number of customers at the beginning of a period, plus the total number of new customers added in the period adjusted by a factor that accounts for the partial period nature of those new customers. For purposes of this calculation, we assume all new customers added during a month were added in the middle of that month. We track the weighted average customer count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our initial public offering ("IPO"), losses on unenforceable contracts, losses on extinguishment of long-term debt, realized and unrealized gains and losses on fair value option instruments and other non-cash items such as non-cash compensation expense, asset retirement obligation ("ARO") accretion expense and provision for current expected credit losses.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable, financed insurance payments and distributions to redeemable noncontrolling interests less derivative breakage fees from financing structure changes, payments to dealers for exclusivity and other bonus arrangements, net inventory and prepaid inventory (sales) purchases and payments of non-capitalized costs related to our IPO.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, financing deal costs, natural disaster losses and related charges, net, amortization of payments to dealers for exclusivity and other bonus arrangements, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of our IPO, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense and provisions for current expected credit losses.

Contacts

Rodney McMahan - Investors
Kelsey Hultberg - Media
IR@sunnova.com
877-770-5211